Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-158657) of SunGard Data Systems Inc., Form S-8 (No. 333-163309) of SunGard Capital Corp. and Form S-8 (No. 333-163311) of SunGard Capital Corp. II of our report dated March 24, 2010 relating to the financial statements which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 24, 2010